Exhibit 4.5

TRINIDAD AND TOBAGO

“B”

This is the Deed marked “B” referred to in the hereto prefixed Declaration of declared to this 23rd day of March 2007, before me,

/s/ Godfrey W. Hinds

Notary Public

Godfrey W. Hinds	This Deed was prepared by me,

/s/ Attorney at Law
DEPUTY REGISTRAR AND AS SUCH	Lex Caribbean,
A NOTARY PUBLIC IN	5/7, Sweet Briar Road,
AND FOR BARBADOS	St. Clair,
Port of Spain. Nicholas Sinanan
CORPORATE AFFAIRS AND
INTELLECTUAL PROPERTY OFFICE

TO:                           POLANC TRUSTS LIMITED a Company incorporated under the Companies Act Chap. 81:01 of the Laws of Trinidad and Tobago with its registered office located at 17-19 Pembroke Street, Port of Spain (hereinafter called “the Trustee”).

IN CONSIDERATION of the Noteholders agreeing to subscribe for Notes (“the Notes”) issued by FIRSTCARIBBEAN INTERNATIONAL BANKING & FINANCIAL CORPORATION LIMITED a Company incorporated under the Companies Act Chapter 81:01 with its Registered Office at 12 Victoria Avenue in the City of Port of Spain, in the Island of Trinidad (hereinafter called “the Company”) in the aggregate amount of ONE HUNDRED AND NINETY FIVE MILLION TRINIDAD AND TOBAGO DOLLARS (TT$195,000,000.00) (hereinafter called “the Principal Sum”) under and pursuant to a Trust Deed (hereinafter called “the Principal Security”) made between the Company of the one part and the Trustee of the other part dated the 23rd day of March, 2007 the undersigned FIRSTCARIBBEAN INTERNATIONAL BANK LIMITED a Company incorporated under the laws of Barbados with a Registered Number of 8521 and its Registered Office at FirstCaribbean International Bank Head Office, Warrens, St. Michael, Barbados (hereinafter called “the Guarantor”) DO HEREBY GUARANTEE to the Trustee the repayment of and DO HEREBY UNDERTAKE to pay to the Trustee the Principal Sum advanced to the Company together with interest thereon and other moneys at any time owing or payable by the Company to the Trustee under the Principal Security as and when the same shall become due and payable by the Company to the Trustee under the terms thereof and IT IS HEREBY AGREED AND DECLARED that:-

1.                                                                                      This Guarantee is a continuing guarantee of the liabilities of the Company under the Principal Security and the liability of the Guarantor is that of principal debtor as between the Guarantor and the Trustee but that of Guarantor as between it and the Company.

2.                                                                                      The Trustee shall not be bound to exhaust its rights against the Company previous to making a demand upon the Guarantor for the payment and the liability of the Guarantor is to arise first when notice in writing is given by the Trustee to the Guarantor of any default and demand for payment is made under this Guarantee.

3.                                                                                      This Guarantee shall be in addition to and without prejudice to any other guarantee or other security negotiable or otherwise to which the Trustee may now or hereafter be entitled in respect of the Principal Security or any part thereof and the Trustee shall be under no obligation to marshal in favour of the Guarantor any such security or any of the funds or assets which the Trustee may be entitled to receive or have therein except the extent of the surplus, if any, remaining after satisfaction of the ultimate balance due to the Trustee.

4.                                                                                      The Trustee without exonerating in whole or in part the Guarantor may grant time or other indulgence to the Company or to any person persons or corporations liable to the Trustee for or in respect of the moneys or any part thereof owing under the Principal Security and may accept compositions from and may otherwise deal with the Company and with such other person persons or corporations as the Trustee may think expedient and may give up modify and abstain from perfecting or taking advantage of the Principal Security and of any securities or contracts held by it as collateral to the Principal Security and may realise the Principal Security and such collateral securities or any of them in such manner as the Trustee may think expedient, all without obtaining the consent of the Guarantor and without giving notice to the Guarantor, and without affecting the validity and enforceability of these presents in any manner.

5.                                                                                      Until all money and liabilities due or incurred by the Company to the Trustee shall have been paid or discharged the Guarantor will not by paying off any sum recoverable hereunder or by any other means on any other ground claim any set off or counterclaim against the Company in respect of any liability on the part of the Guarantor to the Company or claim or prove in competition with the Trustee in respect of any payment by the Guarantor hereunder or be entitled to claim or have the benefit of any set off counterclaim or proof against or dividend composition or payment by the Company or its assigns or the benefit of any other security which the Trustee may now or hereafter hold for any money or liabilities due or incurred by the Company to the Trustee or to have any share therein.

6.                                                                                      On a winding-up of the Guarantor, the rights of the Trustee against the Guarantor under this Guarantee are subordinated in right of payment and are subject to the prior payment in full of claims of the respective secured lenders, trade creditors and depositors of the Guarantor.

7.                                                                                      The Company being a company incorporated under the laws of Trinidad and Tobago, no change or changes in name, objects, capital stock or constitution of the Company shall in any way affect the liability of the Guarantor hereunder and the Trustee shall not be concerned to see or to enquire into the powers of the Company, or its respective directors or agents acting or purporting to act on behalf of the Company, and the guarantee herein contained shall apply to the said Principal Sum taken by the Company or by any directors or agents in professed exercise of their powers or authority, notwithstanding that the taking of the said Principal Sum may wholly or partly be beyond the powers of the Company.

8.                                                                                      Any rights of the Guarantor under and pursuant to any security to which the Guarantor may become entitled by subrogation or otherwise shall rank subject to the rights of the Trustee thereunder in respect of any moneys thereby secured which shall then remain outstanding and unpaid to the Trustee.

9.                                                                                      The monies and liabilities owing to the Trustee hereunder guaranteed by the Guarantor shall include:-

(a)                                 In the case of the liquidation of the Company all sums which would at any time be owing to the Trustee by the Company if such liquidation had commenced at the time when the Trustee received actual notice thereof and notwithstanding such liquidation;

(b)                                 All money obtained from or liabilities incurred to the Trustee notwithstanding that the borrowing or incurring of such liabilities may be invalid or in excess of the powers of the Company or of any director attorney agent or other person purporting to borrow or act on behalf of the Company and notwithstanding any other irregularity in such borrowing or incurring such liabilities;

(c)                                  All such debts deemed to be owing to the Trustee notwithstanding any defect informality or insufficiency in the borrowing power of the Company or in the exercise thereof by its directors which might be a defence as between the Company and the Trustee.

10.                                                                               Any admission or acknowledgment in writing by the Company or by any person authorised by the Company of the amount of the indebtedness of the Company to the Trustee and any judgment recovered by the Trustee against the Company in respect of such indebtedness shall be binding and conclusive on and against the Guarantor in all courts of law and elsewhere. Further (i) the Guarantor shall not be entitled to rely on any set off claim or counterclaim that the Company has or may have now or hereafter against the Trustee and (ii) the liability of the Guarantor hereunder shall be discharged only by the repayment or liquidation of the Principal Sum together with interest thereon and other moneys at any time owing or payable by the Company to the Trustee under the Principal Security in respect of which this guarantee is given or the payment of the moneys hereby guaranteed to be paid whichever is the earlier.

11.                                                                               The liability of the Guarantor hereunder shall not be affected by any failure by the Trustee to take any security or by any invalidity of any security taken or by any existing or future agreement by the Trustee as to the application of any advances made or to be made to the Company. Further, the liability of the Guarantor hereunder shall also not be affected by: (i) any amendment or supplement to any of the conditions of the Notes or any other security; (ii) the enforcement or absence of enforcement of the Notes or any other security or other guarantee; (iii) the illegality, invalidity or unenforceability of or any defect in any provision of the Notes or any of the Company’s obligations under any of them, or; (iv) the insolvency, winding-up, dissolution, amalgamation, reconstruction or reorganization of the Company.

12.                                                                               Other than to the extent required by law, no Noteholder may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by the Guarantors arising under or in connection with this Guarantee and each Noteholder shall, by virtue of being the holder of any Note, be deemed to have waived all such rights of set-off, compensation or retention.

13.                                                                               The payment obligations of the Guarantor under this Guarantee are unsecured obligations of the Guarantor, subordinated in a winding-up of the Guarantor.

14.                                                                               A certificate by an officer of the Trustee as to the money and liabilities for the time being due or incurred to the Trustee from or by the Company shall be conclusive evidence in any legal proceedings against the Guarantor or against its assigns.

15.                                                                               Any notice required to be given to or served upon the Guarantor shall be deemed to be sufficiently given to and served upon it on the date the Guarantor acknowledges receipt of such notice. Notice may be given served or acknowledged either by registered mail or facsimile.

IN WITNESS WHEREOF the Common Seal of the Guarantor was hereto affixed the 23rd day of March, 2007.

The Common Seal	)
FIRSTCARIBBEAN INTERNATIONAL	)
BANK LIMITED was hereunto affixed by	)
ELLA N. HOYOS its Corporate Secretary	)	/s/ Ella N. Hoyos
in the presence of MICHAEL K. MANSOOR	)	/s/ Michael K. Mansoor
one of the Directors of the Company by	)
order and authority of the Board of	)
Directors and in conformity with its by	)
laws and signed by them in the	)
presence of:	)

/s/ Danielle Humphries	)
Witness: Danielle Humphries
Address: 7 Edghill Terrace, St. Thomas, Barbados
Calling or Description: Attorney-At-Law

NOTARIAL CERTIFICATE

I Godfrey W. Hinds, Deputy Registrar of Corporate Affairs and as such, Notary Public in and for Barbados, do hereby certify that in Bridgetown, Barbados on this 23rd day of March, 2007, came and appeared before me a female person who did identify herself to be Ella N. Hoyos and a male person who did identify himself to be Michael K. Mansoor and who did execute and seal the foregoing deed as their free and voluntary act and deed.

IN WITNESS WHEREOF I have affixed my Notarial Seal of office this 23rd day of March, 2007.

/s/ Godfrey W. Hinds
Notary Public

Godfrey W. Hinds
DEPUTY REGISTRAR AND AS SUCH
A NOTARY PUBLIC IN
AND FOR BARBADOS
2007-03-23

CORPORATE AFFAIRS AND
INTELLECTUAL PROPERTY OFFICE